Exhibit 99.1

News Release

E-mail investor.relations@transunion.com
Telephone 312-985-2860

FOR IMMEDIATE RELEASE

TransUnion Investor Day to Highlight Growth Playbook, Building from the Core to Accelerate the Next Generation of Growth

Chicago, March 15, 2022 – TransUnion (NYSE: TRU) will host its 2022 Investor Day today. The event, which will be hosted in New York City and via livestream, will begin at 8:00 a.m. Eastern Time (ET) and is expected to conclude at approximately 12:00 p.m. ET. The live webcast can be accessed on the TransUnion Investor Relations website at http://www.transunion.com/tru. Presentation materials and other related information will be posted to the website, and a webcast replay will also be accessible following the event.

During this event, TransUnion’s executive management, segment presidents and other leaders will discuss the company’s strategy for delivering differentiated growth, including extension into the high-growth and complementary credit/risk, marketing and fraud markets. They will highlight initiatives designed to contribute to the company’s expected strong future growth, including from the recent acquisitions of Neustar and Sontiq, as well as the planned acquisition of Verisk Financial Services. Additionally, they will provide an update on the company’s progress in architecting world-class operating platforms to create scale across Solutions, Data & Analytics, Technology, and Operations.

Reiterating Full Year 2022 Outlook

TransUnion is confirming its full year 2022 financial outlook, which was previously released on February 22, 2022.

For the full year of 2022, revenue is expected to be between $3.752 billion and $3.810 billion, an increase of 27 to 29 percent compared with 2021, or 5.5 to 7.5 percent on an organic constant currency basis. Adjusted EBITDA is expected to be between $1.386 billion and $1.424 billion, an increase of 20 to 23 percent, or 36.9 to 37.4 percent margins. Adjusted Diluted Earnings per Share is expected to be between $3.84 and $4.00, an increase of 12 to 16 percent.

Providing 2025 Financial Targets

As part of its Investor Day, TransUnion will outline its path toward its 2025 financial targets, which include: greater than $5 billion revenue, greater than $2 billion Adjusted EBITDA, and greater than $6.00 Adjusted Diluted Earnings per Share. The above targets do not include the planned acquisition of Verisk Financial Services, which is expected to close during the second quarter. In addition, management will provide financial outlooks for average annual performance in 2023 to 2025:
a.8 to 10 percent organic constant-currency revenue growth, which includes high-single-digit growth in U.S. Markets and Consumer Interactive segments, and low-double-digit growth in International.
b.100 basis points per year of annual Adjusted EBITDA margin expansion, with Adjusted EBITDA margins targeting 40%+ by 2025.
c.15 percent Adjusted Diluted Earnings per Share growth, before any benefit from future capital allocation actions.

Exhibit 99.1
Additionally, TransUnion will outline plans to generate over $3 billion of free cash flow, as defined as cash flow from operations less capital expenditures, from 2022 to 2025.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of TransUnion’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Forward-looking statements include information concerning possible or assumed future results of operations, including our guidance, three-year financial targets and descriptions of our business plans and strategies. Factors that could cause actual results to differ materially from those described in the forward-looking statements include: the economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic; the war in Ukraine and escalating geopolitical tensions as a result of Russia’s invasion of Ukraine; macroeconomic and industry trends and adverse developments in the debt, consumer credit and financial services markets; our ability to provide competitive services and prices; our ability to retain or renew existing agreements with large or long-term customers; our ability to maintain the security and integrity of our data; our ability to deliver services timely without interruption; our ability to maintain our access to data sources; government regulation and changes in the regulatory environment; litigation or regulatory proceedings; regulatory oversight of “critical activities”; our ability to effectively manage our costs; economic and political stability in the markets where we operate; our ability to effectively develop and maintain strategic alliances and joint ventures; our ability to timely develop new services and the market’s willingness to adopt such services; our ability to manage and expand our operations and keep up with rapidly changing technologies; risks related to the distraction of management from ongoing business operations due to recent acquisitions and divestitures; our ability to successfully acquire businesses, the possibility that we will not successfully integrate the operations of our acquisitions, control the costs of integrating our acquisitions or realize the intended benefits of such acquisitions, including our recent Neustar acquisition; our ability to protect and enforce our intellectual property, trade secrets and other forms of unpatented intellectual property; the ability of our outside service providers and key vendors to fulfill their obligations to us; further consolidation in our end-customer markets; the increased availability of free or inexpensive consumer information; our ability to maintain our liquidity; our reliance on key management personnel; and other one-time events and other factors that can be found in our Annual Report on Form 10-K for the year ended December 31, 2021, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission and are available on TransUnion’s website (www.transunion.com/tru) and on the Securities and Exchange Commission’s website (www.sec.gov). The forward-looking statements contained in this press release speak only as of the date hereof. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date hereof.

About TransUnion (NYSE: TRU)

TransUnion is a global information and insights company that makes trust possible in the modern economy. We do this by providing an actionable picture of each person so they can be reliably represented in the marketplace. As a result, businesses and consumers can transact with confidence and achieve great things. We call this Information for Good®.

A leading presence in more than 30 countries across five continents, TransUnion provides solutions that help create economic opportunity, great experiences and personal empowerment for hundreds of millions of people.

http://www.transunion.com/business